Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant’s principal subsidiaries are listed below.  In addition, the Registrant has approximately 179 subsidiaries engaged in similar operations that are not required to be listed pursuant to SEC rules.

Name	Location of Formation

Connecticut Storage Fund.....................................	California
Diversified Storage Fund.......................................	California
PS Co-Investment Partners.....................................	California
PS Illinois Trust...................................................	Delaware
PS Insurance Company – Hawaii, Ltd......................	Hawaii
PS Orangeco, Inc..............................................	California
PS Partners, Ltd..................................................	California
PS Tennessee, L.P................................................	Tennessee
PS LPT Properties Investors...................................	Maryland
PSA Institutional Partners, L.P................................	California
PSAC Development Partners, L.P...........................	California
PSAF Development Partners, L.P...........................	California
Public Storage Institutional Fund.............................	California
Public Storage Institutional Fund III.........................	California
Secure Mini Storage..............................................	Minnesota
Shurgard Michigan, L.P.........................................	Delaware
Shurgard Storage Centers LLC...............................	Delaware
STOR-Re Mutual Insurance Company, Inc................	Hawaii
Storage Trust Properties, L.P. ...............................	Delaware
SSC Evergreen LLC.............................................	Delaware
SSC Property Holdings LLC...................................	Delaware

The Registrant directly or indirectly owns 100% of the subsidiaries listed above except for STOR-Re Mutual Insurance Corporation and Storage Trust Properties, L.P., of which the Registrant owns approximately 98.48% and 98.56%, respectively.